EXHIBIT 99.1

RESORTS INTERNATIONAL HOTEL AND CASINO, INC. REPORTS

RESULTS FOR THE QUARTER AND YEAR ENDED

DECEMBER 31, 2004

ATLANTIC CITY, March 4, 2005 - Resorts International Hotel and Casino, Inc. (“Resorts”), which owns and operates Resorts Atlantic City, a casino/hotel in Atlantic City, NJ, today, reported its operating results for the fourth quarter and year ended December 31, 2004.

Fourth Quarter 2004 Results

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the fourth quarter were $2.6 million as compared to $1.7 million in the year earlier quarter. The increase in EBITDA was primarily a result of the June 2004 opening of Resorts’ new 399-room Rendezvous Tower, Grand Lobby and related gaming space (collectively, the “new tower”), which resulted in a $6.6 million increase in net revenues for the quarter. This increase was offset by the impact of the month-long hotel and restaurant workers’ union strike in Atlantic City during the 4th quarter. Net loss for the quarter was $4.0 million compared to $4.3 million in the fourth quarter of 2003.

Gaming revenues for the quarter were $54.8 million, compared to $46.9 million for the comparable 2003 quarter. Net revenues for the quarter were $50.6 million, compared to $44.0 million in the prior year. Gaming volumes for the fourth quarter were up 17.9% and 12.3% for table drop and slot handle, respectively, as a result of the factors described above.

Gross rooms revenue for the fourth quarter increased $1.8 million over 2003, as a result of 15,000 additional occupied room nights due to the new tower, and an increase in the average room rate during the quarter.

Total Year 2004 Results

EBITDA for the twelve months ended December 31, 2004 was $30.2 million as compared to $28.6 million for 2003. Net loss for the period was $4.8 million compared to net loss of $1.3 million in 2003, resulting from increased depreciation expense and pre-opening expenses of $2.7 million, both related to the opening of the new tower in June of 2004.

Gaming revenues for the twelve months ended December 31, 2004 were $247.8 million compared to $230.1 million in 2003. Net revenues for 2004 were $230.9 million compared to $215.4 million in 2003. The year over year increase was the result of the opening of the Rendezvous Tower and the related casino expansion in the third quarter. Gaming volumes for the twelve months ended December 31, 2004 were up 7.6% and 5.6% for table drop and slot handle, respectively, primarily as a result of the new tower.

“We are pleased with the results during the fourth quarter, although they were adversely impacted by the union labor strike,” said Nick Ribis, Vice Chairman of Resorts. “Our gaming revenue increases year over year outpaced the industry average, and in the coming year we are planning to add new attractions to the property to continue to grow our customer base and improve our earnings.”

Capital Expenditures

During 2004, the Company invested $72.9 million of capital, including $7.8 million for maintenance capital expenditures and $65.1 million for the hotel expansion (including $4.1 million of capitalized interest).

Non-GAAP Financial Measures

EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement but is commonly used as a measure of a company’s performance. A reconciliation of EBITDA to Net income (loss) is attached to this release.

EBITDA is presented as a supplemental disclosure as it is a primary measure used by the company in reviewing and analyzing its performance. This measure is used widely within the gaming industry as an indicator of performance and of the value of gaming companies.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.

Resorts’ calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

Investor Conference Call

Management will conduct a conference call for holders of Resorts 11½% First Mortgage Notes and investment analysts on Friday March 4, 2005 at 3 p.m. EDT. Interested participants should call toll free 1-800-967-7185, ID: “Resorts Atlantic City 4th Quarter Conference Call”. The digital rebroadcast can be accessed by calling 1-888-203-1112. International participants may call 719-457-2634 passcode I.D. 9496008. A replay of the call will also be available at www.streetevents.com. After logon to www.streetevents.com, please enter “Resorts Atlantic City” to replay the call.

Readers are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of Resorts may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the SEC (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): financial community and rating agency perceptions of Resorts, the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; the effects of environmental and structural building conditions relating to our properties; access to available and feasible financing, on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Resorts disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Net revenues	$50,607	$44,033	$230,886	$215,447
Operating expenses	48,050	42,378	200,659	186,864
Pre-opening expenses	—	—	2,722	—
Depreciation and amortization	4,272	3,453	16,837	9,993

Income from operations	(1,715)	(1,798)	10,668	18,590

Interest income	123	207	522	1,295
Interest expense, net of capitalized interest	(5,912)	(4,314)	(19,195)	(19,133)
Other income (expense), net	54	(16)	1,255	(281)

Income (loss) before income taxes	(7,450)	(5,921)	(6,750)	471

Credit (provision) for income taxes	3,401	1,604	1,912	(1,727)

Net loss	$(4,049)	$(4,317)	$(4,838)	$(1,256)

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

RECONCILIATION OF EBITDA TO NET LOSS

(Dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Total net revenues	$50,607	$44,033	$230,886	$215,447
Operating expenses	48,050	42,378	200,659	186,864

EBITDA (a)	2,557	1,655	30,227	28,583
Pre-opening expenses	—	—	2,722	—
Depreciation and amortization	4,272	3,453	16,837	9,993

Income from operations	(1,715)	(1,798)	10,668	18,590
Interest income	123	207	522	1,295
Interest expense	(5,912)	(4,314)	(19,195)	(19,133)
Other income (expense), net	54	(16)	1,255	(281)
Credit (provision) for income taxes	3,401	1,604	1,912	(1,727)

Net loss	$(4,049)	$(4,317)	$(4,838)	$(1,256)

(a)	EBITDA is earnings before interest, taxes, depreciation and amortization and pre-opening expenses. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included, as we believe it is a commonly used measure of operating performance in the gaming industry. We use EBITDA as the primary operating performance measurement in evaluating management’s performance. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$31,512	$28,417
Other current assets	15,726	13,738

Total current assets	47,238	42,155

Property and equipment, net	256,243	189,609
Other assets (including $500 and $50,358 of restricted cash and cash equivalents in 2004 and 2003, respectively)	19,440	70,922

Total assets	$322,921	$302,686

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities	$38,970	$26,783
Long-term debt, less current portion	193,951	183,281
Other long-term liabilities	7,807	5,591

Total liabilities	240,728	215,655

Common stock	—	—
Capital in excess of par	77,673	77,673
Retained earnings	4,520	9,358

Total shareholder’s equity	82,193	87,031

Total liabilities and shareholder’s equity	$322,921	$302,686